Exhibit 2.1

EXECUTION ORIGINAL

AGREEMENT AND PLAN OF MERGER

Dated as of February 10, 2005

By and Between

COMPUTER SOFTWARE INNOVATIONS, INC.,

a South Carolina corporation

(“Parent”)

and

COMPUTER SOFTWARE INNOVATIONS, INC.

F/K/A VERTICALBUYER, INC.,

a Delaware corporation

(“Subsidiary”)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 10, 2005 by and between COMPUTER SOFTWARE INNOVATIONS, INC., a South Carolina corporation (“Parent”), and COMPUTER SOFTWARE INNOVATIONS, INC., fka VERTICALBUYER, INC., a Delaware corporation (“Subsidiary”) and shall be made pursuant to Section 252 of the DGCL.

W I T N E S S E T H

WHEREAS, Parent owns 348,750 shares of common stock ($.001 par value) of Subsidiary constituting approximately seventy-seven percent (77%) of the issued and outstanding capital stock of the Subsidiary;

WHEREAS, the shareholders and Board of Directors of Parent have unanimously approved the merger of Parent with and into Subsidiary pursuant to which the separate existence of Parent shall cease (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, and has approved this Agreement;

WHEREAS, the Board of Directors of Subsidiary, consisting solely of disinterested directors, has unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and has approved this Agreement; and

WHEREAS, the Merger and this Agreement require the vote of a majority of the voting power of the outstanding shares of the Subsidiary Common Stock for approval thereof; and

WHEREAS, Parent and Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

DEFINITIONS

Section l.l Definitions. The following terms shall have the meaning specified in the Section indicated (such meanings to be equally applicable to both the singular and plural terms of the terms defined.

Agreement	Recitals
Certificates	Section 2.8
Closing	Section 2.2
Closing Date	Section 2.2
DGCL	Section 2.1
Dissenting Shares	Section 2.9
Effective Time	Section 2.3

Escrow Agent	Section 2.8
Governmental Authority	Section 3.3
Merger	Recitals
Merger Articles	Section 2.3
Merger Certificate	Section 2.3
Merger Note	Section 2.7
Merger Consideration	Section 2.7
Parent	Recitals
Parent Common Stock	Section 2.7
Parent Stock Options	Section 2.10
Preferred Stock Purchase Agreement	Section 3.2
Subsidiary	Recitals
Subsidiary Cancelled Stock	Section 2.7
Subsidiary Common Stock	Section 2.7
Surviving Corporation	Section 2.1

ARTICLE II

THE MERGER; RECLASSIFICATION, CONVERSION AND EXCHANGE OF SECURITIES

Section 2.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the applicable provisions of South Carolina law at the Effective Time, Parent shall be merged with and into Subsidiary. As a result of the Merger, the separate corporate existence of Parent shall cease and Subsidiary shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Parent in accordance with the DGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place effective as of the close of business on a date to be specified by Parent and Subsidiary (the “Closing Date”), which (subject to satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2) shall be no later than February 28, 2005, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.3 Consummation of the Merger. On the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Delaware Secretary of State a certified copy of this Agreement (the “Merger Certificate”) and with the South Carolina Secretary of State articles of merger (the “Merger Articles”), both in form reasonably satisfactory to Parent and Subsidiary, executed in accordance with the relevant provisions of the DGCL and the applicable provisions of South Carolina law, and shall make all other filings or recordings required thereunder. The “Effective Time” as that term is used in this Agreement shall mean the date and time specified in the Merger Certificate filed in accordance with the DGCL.

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Title 8, Sections 259 and 261 of the DGCL and in Title 33, Chapter 11 of the South Carolina Code of Laws, 1976, as amended.

Section 2.5 Certificate of Incorporation; Bylaws. The Certificate of Incorporation of Subsidiary, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time so as to read in its entirety in the form set forth as Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended or changed as provided therein and under the DGCL. The Bylaws of Subsidiary, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time so as to read in its entirety in the form set forth as Exhibit B hereto and, as so amended, shall be, the Bylaws of the Surviving Corporation until thereafter amended or changed as provided therein or under DGCL.

Section 2.6 Directors and Officers. All of the directors of Subsidiary at the Effective Time and two of the principals of the Parent, Nancy K. Hedrick and Thomas P. Clinton, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The current officers of Parent at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified.

Section 2.7 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Subsidiary or their respective shareholders:

(a) Each issued and outstanding share of no par value common stock of Parent (“Parent Common Stock”) shall automatically be cancelled and cease to exist and shall be converted into the right to receive from the Surviving Corporation, a per share amount equal to the sum of the following: (i) a promissory note (the “Merger Note”) in the principal amount of $45.31 per share in the form attached as Exhibit C; (ii) a promissory note (the “Original Shareholders Subordinated Promissory Note”) in the principal amount of $23.44 per share in the form attached as Exhibit D hereto; and (iii) 31.5863 shares of the common stock, $.001 par value, of Subsidiary (“Subsidiary Common Stock”). The aggregate consideration payable as described above in this Section 2.7(a) shall be referred to herein as the “Merger Consideration.”

(b) Each share of Subsidiary Common Stock owned by Parent in the Subsidiary (the “Subsidiary Cancelled Stock”) as of the Effective Time shall automatically be cancelled and extinguished and cease to exist at the Effective Time without any conversion thereof and no payment of any portion of the Merger Consideration or other consideration shall be made with respect thereto.

(c) Each holder of an outstanding certificate that prior thereto represented Parent Common Stock shall cease to have any rights with respect thereto, except the right, upon surrender thereof to the Escrow Agent in accordance with Section 2.8 hereof, to receive in exchange therefor such holder’s appropriate portion of the Merger Consideration (as described in Section 2.7(a)).

Section 2.8 Exchange of Shares and Certificates.

(a) As of the Effective Time of the Merger, Subsidiary shall deposit the Merger Consideration with Leatherwood Walker Todd & Mann, P.C., or such other exchange and escrow agent as may be mutually agreed upon by Parent and Subsidiary (the “Escrow Agent”), for the benefit of the holders of the Parent Common Stock each for exchange in accordance with this Article II.

(b) As soon as reasonably practical after the Effective Time, the Escrow Agent shall mail or present to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Parent Common Stock (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate to the Escrow Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable share of the Merger Consideration. After the Effective Time, upon surrender to the Escrow Agent of a Certificate, together with such letter of transmittal, duly executed, and such other documentation as may reasonably be required by the Escrow Agent, the holder of a Certificate shall be entitled to receive in exchange therefor (i) a Merger Note in the form attached hereto as Exhibit C in a principal amount equal to the product of $45.31 multiplied by the number of shares of Parent Common Stock represented by such Certificate; (ii) an Original Shareholders Subordinated Promissory Note in the form attached hereto as Exhibit D hereto in a principal amount equal to the product of $23.44 multiplied by the number of shares of Parent Common Stock represented by such Certificate; (iii) a certificate evidencing ownership by the holder of a number of shares of Subsidiary Common Stock equal to the product of 31.5863 multiplied by the number of shares of Parent Common Stock represented by such Certificate; and (iv) if any portion of the holder’s share of the Merger Consideration would otherwise consist of a fractional share of Subsidiary Common Stock, such fractional share shall not be issued, and shall, instead, be rounded up to a whole share of Subsidiary Common Stock, and the same shall be issued to the holder of the Certificate the exchange of which resulted in the fractional share; provided that, the additional share may be added to the certificate deliverable to such holder as provided in Section 2.7(b)(iii) above. After the Effective Time, there shall be no further transfer on the records of Subsidiary or its transfer agent of Certificates representing shares of Parent Common Stock which have been converted pursuant to this Agreement into the right to receive an applicable share of the Merger Consideration, and if such Certificates are presented to Subsidiary for transfer, they shall be canceled against delivery of the applicable share of the Merger Consideration as provided in this Article II. In the event of a transfer of ownership of Parent Common Stock which is not registered in the transfer records of Subsidiary, a payment of the applicable portion of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required to be paid on account of such transfer or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the pro rata portion of the Merger Consideration as contemplated by this Section 2.8. No interest shall be paid or accrue on the Merger Consideration so payable.

(c) No dividends or other distributions with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby.

(d) Any portion of the Merger Consideration which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered by the Escrow Agent to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2.8 shall thereafter look solely to the Surviving Corporation as general creditors thereof with respect to the payment of their claim to a share of such Merger Consideration.

(e) Neither Parent nor Subsidiary shall be liable to any person in respect of any sums from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing shares of Parent Common Stock shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any sums from the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any such sums payable in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) The Surviving Corporation shall be responsible for all costs and fees of the Escrow Agent and such costs and fees shall not be deducted from the Merger Consideration.

Section 2.9 Dissenting Shares. “Dissenting Shares” means shares of Surviving Corporation Common Stock held as of the Effective Time by a stockholder of the Surviving Corporation who has not voted such Surviving Corporation Common Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall be canceled by the Surviving Corporation upon payment to the holder(s) of such Dissenting Shares of the amount ultimately determined pursuant to such holder(s) right to appraisal in accordance with Section 262 of the DGCL, whether by agreement or by entry of order, judgment, decree or other award from which no further appeal can be taken. If a dissenting shareholder has forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then as of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall not be subject to cancellation by Surviving Corporation hereunder.

Section 2.10 Parent Stock Options. Immediately prior to the Effective Time, Parent shall take all actions necessary with respect to those outstanding options to purchase up to 8,500 shares of Parent Common Stock granted to current or former employees of Parent pursuant to the Parent’s 2000 Equity Incentive Plan (the “Parent Stock Options”), to cancel options to purchase 6,234 shares of Parent Common Stock and thereafter all rights relating to such cancelled options shall be extinguished, and the shareholders of the Parent shall take actions pursuant to such plan to cause such remaining options to be exercisable for 268,343 shares of Subsidiary Common Stock subsequent to the Effective Time. At the Effective Time, Subsidiary shall assume such remaining Parent Stock Options.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY

Subsidiary represents and warrants to Parent as follows:

Section 3.1 Organization, Standing and Corporate Power. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to engage in any lawful business under Delaware law. Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Subsidiary has delivered or previously made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, in each case as amended to the date of this Agreement. Subsidiary is not in violation of any provision of its Certificate of Incorporation or Bylaws.

Section 3.2 Capital Structure.

(a) As of the date of this Agreement, following the 40 to 1 reverse stock split of the issued and outstanding shares of common stock of the subsidiary effected as of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of common stock ($.001 par value) and 5,000,000 shares of preferred stock ($.001 par value), of which approximately 453,529 shares of common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights, and no shares of preferred stock are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Subsidiary are issued, reserved for issuance or outstanding. There are no outstanding bonds, debentures, notes or other indebtedness or securities of Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Subsidiary may vote. Except for securities issuable following the Effective Time pursuant to that certain Preferred Stock Purchase Agreement between Subsidiary and Barron Partners LP of even date herewith, (the “Preferred Stock Purchase Agreement”) there are not and at the Effective Time there will not be, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Subsidiary is a party or by which it is bound relating to the issued or unissued capital stock of Subsidiary, or obligating Subsidiary to issue, deliver, transfer, grant or sell any shares of capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for any capital stock or other equity or voting interests in, Subsidiary or obligating Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, commitment, agreement, arrangement or undertaking. Excluding any obligations of the Surviving Corporation with respect to any Dissenting Shares, there are not any outstanding obligations of Subsidiary to repurchase, redeem or otherwise acquire, or make any payment in respect of, any shares of capital stock of Subsidiary, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

(b) Subsidiary has previously delivered to Parent a true and complete list of the holders of record of the Subsidiary Common Stock as of January 24, 2005, and prior to Closing shall provide Parent with such a list as of the date hereof, which shall serve as the record date.

Section 3.3 Authority; Noncontravention. Subsidiary has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Subsidiary and the consummation by Subsidiary of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Subsidiary. This Agreement has been duly executed and delivered by Subsidiary and constitutes a valid and binding obligation of Subsidiary, enforceable against Subsidiary in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by Subsidiary do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Subsidiary under, (i) the Certificate of Incorporation or Bylaws of Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Subsidiary or its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Subsidiary or its properties or assets. No consent, approval, order, action or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Authority”), is required by or with respect to Subsidiary in connection with the execution, delivery and performance of this Agreement by Subsidiary or the consummation by Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger and other appropriate documents, if any, with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Subsidiary is qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, could not be reasonably expected to prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or otherwise prevent Subsidiary from performing its obligations under this Agreement.

Section 3.4 No Assets, Liabilities and Business Operations. Subsidiary currently has no assets or liabilities of any kind whatsoever and is not conducting any business operations and has not conducted any business operations since September 22, 2001.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1 Organization, Standing and Corporate Power. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of South Carolina and has the requisite power and authority to engage in any lawful business under South Carolina law. Parent is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Parent is not in violation of any provision of its certificate of incorporation, bylaws or comparable organizational documents.

Section 4.2 Capital Structure.

(a) The authorized capital stock of Parent consists of 100,000 shares of common stock (no par value). As of the date of this Agreement, (i) 80,000 shares of common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and (ii) 8,500 shares of common stock are issuable upon the exercise of the Parent Stock Options (with an average exercise price of $25.00 per share). Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth in this Section 4.2, there are not and at the Effective Time there will not be, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound relating to the issued or unissued capital stock of Parent, or obligating Parent to issue, deliver, transfer, grant or sell any shares of capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for any capital stock or other equity or voting interests in, Parent or obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as described in Section 2.10, there are not any outstanding obligations of Parent to repurchase, redeem or otherwise acquire, or make any payment in respect of, any shares of capital stock of Parent, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

(b) Parent has previously delivered to Subsidiary a true and complete list of the holders of record of the Parent Common Stock and the holders of the Parent Stock Options as of January 24, 2005, and prior to Closing shall provide Subsidiary with such a list as of the date hereof, which shall serve as the record date.

Section 4.3 Authority; Noncontravention. Parent has all requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent, and the consummation by Parent of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by Parent do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent under (i) its articles of incorporation or bylaws or comparable organizational documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets. No consent, approval, order, action or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent in connection with the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of any of the transactions contemplated by this Agreement, except for (i) the filing of articles of merger, a plan of merger and other appropriate documents, if any, with the South Carolina Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified or may be required to be qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, could not be reasonably expected to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Parent from performing its obligations under this Agreement.

ARTICLE V

COVENANTS PENDING CLOSING

Section 5.1. Conduct Prior to Closing. Each of Parent and Subsidiary shall not take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Agreement not being accurate, true and complete in all material respects or (b) any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Shareholders Consent. The Parties acknowledge the Parent has, in accordance with the applicable provisions of South Carolina law obtained the unanimous written consent of its shareholders to approve the transactions contemplated by this Agreement. Parent shall also, as soon as practicable following the execution hereof and subject to the requirements of Delaware law, as a shareholder of Subsidiary, execute a written consent approving the transactions contemplated by this Agreement. Subsidiary shall promptly thereafter send a written notice of such action to all other shareholders of Subsidiary in accordance with Delaware law.

Section 6.2 Access to Information; Confidentiality. Subject to limitations imposed by applicable law, the Subsidiary shall (i) afford to Parent and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel, audits, files, correspondence, contracts and records and (ii) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all financial and operating data and other information concerning its business, properties and personnel as Parent may reasonably request. Subsidiary shall (i) instruct its employees, counsel and financial advisors to reasonably cooperate with Parent in Parent’s investigation of the business of Subsidiary and (ii) make its personnel reasonably available for discussions with representatives of Parent. Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence unless required to be disclosed in accordance with applicable law.

Section 6.3 Notification. Each party shall give prompt notice to the other, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.4 Public Announcements. Each party shall consult with the other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that a press release mutually agreed upon by the parties regarding the execution of this Agreement and the transactions contemplated hereunder will be issued promptly following the execution of this Agreement by all parties hereto.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The parties acknowledge that Parent has obtained the unanimous approval of its shareholders of the transactions contemplated hereby. Subsidiary shall have obtained the written consent of Parent as a shareholder of Subsidiary approving the transactions contemplated hereby and shall have delivered written notice of such action to all other shareholders of Subsidiary as required by Delaware law.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, shall be in effect; provided, however, that, each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(c) Preferred Stock Documents. Subsidiary shall have obtained the approval of its board of directors to enter into the Preferred Stock Purchase Agreement, to which this Agreement is attached as an exhibit, and such Preferred Stock Purchase Agreement shall have been executed and delivered, and all other documents contemplated thereunder, including without limitation a Registration Rights Agreement and Warrants, shall have been duly executed and along with other required monies and documents, delivered by the parties thereto into escrow as described in the Preferred Stock Purchase Agreement.

(d) Parent Stock Options; Accredited Investors. Parent shall have completed the repurchase of the portion of the Parent Stock Options not assumed by Subsidiary in the Merger as described in Section 2.10 hereof. As of the Effective Time, all holders of Parent Common Stock issued and outstanding shall be “accredited investors” as that term as defined in Regulation D under the Securities Act of 1933, as amended.

Section 7.2 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Subsidiary set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and Parent shall have received a certificate signed on behalf of Subsidiary by the Chief Executive Officer of Subsidiary to such effect.

(b) Performance of Obligations of Subsidiary. Subsidiary shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Subsidiary by the Chief Executive Officer of Subsidiary to such effect.

(c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Authority (or by any other person, if such suit, action or proceeding has a reasonable likelihood, in the opinion of outside counsel to Parent, of success) (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Subsidiary or Parent or any of their respective subsidiaries any damages that are material to either Parent or Subsidiary taken as a whole, or (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation of any material portion of the business or assets of Parent or to compel Parent or the Surviving Corporation, or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Parent as a result of the Merger.

Section 7.3 Conditions to Obligation of Subsidiary. The obligation of Subsidiary to effect the Merger is further subject to the satisfaction or waiver by Subsidiary on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to another date (in which case as of such date), and Subsidiary shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(b) Performance of Obligations. Parent shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Subsidiary shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Authority (or by any other person, if such suit, action or proceeding has a reasonable likelihood, in the opinion of outside counsel to Subsidiary, of success) (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Subsidiary or Parent or any of their respective subsidiaries any damages that are material to either Parent or Subsidiary taken as a whole, or (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation of any material portion of the business or assets of Parent or to compel Parent or the Surviving Corporation, or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Parent as a result of the Merger.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of Parent and Subsidiary;

(b)	by either Parent or Subsidiary:

(i)	if the Merger shall not have been consummated on or before February 28, 2005, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

(ii)	if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii)	in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement that has or reasonably likely would have a material adverse effect on the Surviving Corporation.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Subsidiary or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent or Subsidiary.

Section 8.3 Amendment. This Agreement may be amended by the parties at any time prior to the requisite approval of the shareholders of Subsidiary. Thereafter, any amendment shall require the requisite approval of the respective shareholders of each of Parent and Subsidiary.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require, in the case of Parent or Subsidiary, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 8.4, the duly authorized designee of its Board of Directors.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which, by its terms, contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to

Computer Software Innovations, Inc.

1661 East Main Street, Suite A

Easley, South Carolina 29640

Attention: Nancy K. Hedrick, President

and with a copy to:

Leatherwood Walker Todd & Mann, P.C.

300 East McBee Avenue, Suite 500

Greenville, South Carolina 29601

Attention: Richard L. Few, Jr.

864-240-2479

(b) if to Subsidiary, to

Computer Software Innovations, Inc.

f/k/a VerticalBuyer, Inc.

1661 East Main Street, Suite A

Easley, South Carolina 29640

Attention: Nancy K. Hedrick, President

    and Chief Executive Officer

and with a copy to:

Leatherwood Walker Todd & Mann, P.C.

300 East McBee Avenue, Suite 500

Greenville, South Carolina 29601

Attention: Richard L. Few, Jr.

864-240-2479

Section 9.3. Interpretation. When a reference is made in this Agreement to a Section or Exhibit such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.8. Enforcement. The parties hereto agree that any claim, suit, action or proceeding relating to or arising out of this Agreement or the transactions contemplated hereby or thereby shall be filed and prosecuted only in the United States District Court for the District of South Carolina (Greenville Division) and in the court hearing appeals therefrom, unless no federal diversity or subject matter jurisdiction exists, in which event, and only in which event, such claim, suit, action or proceeding shall be filed and prosecuted in the Circuit Court for the Thirteenth Judicial Circuit, Greenville, South Carolina and in the courts hearing appeals therefrom. Each of the parties hereto consents to submit itself to the personal jurisdiction to such courts for the purposes stated above and that no party hereto will attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and that no party will initiate any action relating to or arising out of this Agreement or any of the transactions contemplated hereby or thereby in any court other than as set forth above.

Section 9.9 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 9.10 Time of Execution. This Agreement has been executed as of the date first written above after 5:00 p.m. Eastern Standard Time.

Section 9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, Parent and Subsidiary have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the dates first written above.

COMPUTER SOFTWARE INNOVATIONS, INC.,
a South Carolina corporation

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
Title:	President

COMPUTER SOFTWARE INNOVATIONS, INC.
(formerly known as VerticalBuyer, Inc.)
a Delaware corporation

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
Title:	President and Chief Executive Officer

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